Exhibit 5.1

April 11, 2019

eMagin Corporation

2070 Route 52

Hopewell Junction, NY 12533

Re:                             Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-218838) (as amended or supplemented, the “Registration Statement”) filed on June 20, 2017 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by eMagin Corporation, a Delaware corporation (the “Company”) of up to $80,000,000 of any combination of securities of the types specified therein.  The Registration Statement was declared effective by the Commission on July 11, 2017.  Reference is made to our opinion letter dated June 19, 2017 and included as Exhibit 5.1 to the Registration Statement.  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on April 11, 2019 by the Company with the Commission pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of warrants (“Warrants”) to purchase up to 4,000,000 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”).  The Warrants are being sold to certain institutional and accredited investors named in, and pursuant to, a securities purchase agreement between the Company and such investors (the “Securities Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1.                             The Warrants have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Securities Purchase Agreement, will be valid and binding obligations of the Company.

2.                             Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed in numbered opinion paragraph 1 above is subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP